SCHEDULE A
FEE SCHEDULE ADDENDUM

1.
Account Assets.  The assets that you wish SANTA BARBARA ASSET MANAGEMENT, LLC, to manage at this time are listed on the attached statement.  (Please attach a recent custodial statement or other inventory of assets)

2.
Fees.  The fees for the services provided by SANTA BARBARA ASSET MANAGEMENT, LLC, under this Agreement are as follows, depending on the type of account chosen.  Such fees are negotiable depending on parameters of the assignment.

ANNUAL FEE SCHEDULE 75

First	$52,000,000.50%
And Above	$52,000,000.45%

MINIMUM ANNUAL FEE $0.00

Paul H. Stropkay, CFA	/s/ Paul H. Stropkay	05/20/09
Print Name	Client Signature	Date

______________________	__________________	___________
Print Name	Client Signature	Date